EXHIBIT 99.1

Wednesday, August 17, 2022

Contact:	Jason Long Chief Financial Officer and Secretary (804) 843-2360

C&F Financial Corporation

Announces Increase in Quarterly Dividend

Toano, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 42 cents per share, which is payable October 1, 2022 to shareholders of record on September 15, 2022. This dividend represents a 5 percent increase over the prior quarter’s dividend amount of 40 cents per share.

The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F

C&F Bank operates 30 banking offices and four commercial lending offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Richmond, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.